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                                                                    Exhibit 99.1

                                                        [Logo of National Steel]
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                                                      National Steel Corporation
                                                       4100 Edison Lakes Parkway
                                                        Mishawaka, IN 46545-3440


FOR IMMEDIATE RELEASE
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                                                       Contact: Anita-Marie Hill
                                                                      Terry Fahn
                                                                  (574) 273-7704
                                                                  (310) 788-2850



      National Steel Files Chapter 11 to Facilitate Financial Restructuring

     .    Agreement in Principle for $450 Million in DIP Financing

     .    Operations to Continue as Usual without Interruption

     Mishawaka, Indiana - March 6, 2002 - To facilitate a restructuring of its operations and balance sheet and ensure sufficient liquidity to continue to grow its business, National Steel Corporation (NYSE:NS) announced today that it has filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code. The Company also announced that it has reached an agreement in principle for up to $450 million in debtor-in-possession (DIP) financing with the existing senior secured bank group subject to court approval which, combined with other actions, the Company believes will provide sufficient liquidity to fund post-petition operating expenses. The Chapter 11 filing will also provide National Steel with the necessary time to stabilize the Company's finances and to develop a plan of reorganization to return the Company to sustained profitability.

     National Steel's Chairman and Chief Executive Officer Hisashi Tanaka emphasized that the Chapter 11 process will have no impact on the Company's abilities to fulfill its obligations to its customers. "Daily operations of our facilities will continue as usual, and our employees will continue to be paid and receive benefits without interruption," Mr. Tanaka said.

     He added, "During the restructuring period and beyond, we are committed to providing the high-quality products and services that our customers have come to expect and do not anticipate missing any deliveries to our customers as a result of these actions. Going forward, we will continue to meet the needs of our existing customers and expect to obtain new business.

     "Our vendors will be paid for all goods and services provided after the filing date. With our DIP financing and the protections provided under the Bankruptcy Code for post-petition purchases, we are confident our suppliers will continue to support us while we complete our restructuring."

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     Mr. Tanaka said that the continued depressed selling prices realized by the
Company on many of its products during the last two years, coupled with the weak overall United States economy and the record levels of steel imports, have negatively impacted the Company's operating results.

     "While our core business is operationally sound, historically low steel prices and a weak economy have impeded the Company's ability to service its debt and make investments in the business necessary for continued growth. Our employees have been diligent in reducing costs during these difficult times. In 2001 alone we reduced our costs by approximately $150 million compared to the prior year, our manpower reductions totaled about 1,000, and inventory reductions exceeded $130 million. These are not new actions. We have a continuous improvement philosophy with regard to our cost structure. However, I am very disappointed that all of these efforts have not been enough to overcome the injury to us and the steel industry caused by the lingering effects of the record levels of unfairly traded steel imports and the downturn in the economy that have depressed steel prices," Mr. Tanaka said.

     National Steel is the latest of more than 28 American steel companies to seek bankruptcy protection since late 1997, as the U.S. industry fights to survive what it terms an onslaught of inexpensive imported steel. During the Chapter 11 process, National Steel expects to continue to discuss a potential merger agreement with U.S. Steel, as well as to look at other alternatives that may be available through the restructuring process.

     National Steel and its wholly-owned subsidiaries voluntarily filed petitions for reorganization under Chapter 11 in the United States Bankruptcy Court for the Northern District of Illinois.

About National Steel:

     Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 8,400 employees. For more information about the company, its products and its facilities, please visit the National Steel's web site at www.nationalsteel.com.

Safe harbor:

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors, including factors affecting the steel industry generally, could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward looking statements. Additional information concerning certain of these factors is available in the Company's Form 10-K for the year ended December 31, 2000 and its Form 10-Q for the quarter ended September 30, 2001.